Exhibit 10.40

EMPLOYMENT AGREEMENT

between

H.B. Fuller Europe GmbH

Talacker 50

8001 Zurich

Switzerland

("Employer" or "Company")

and

PATRICK M. KIVITS
Schifflaende 16

8001 Zurich

("Employee")

Table of contents

1.	Function and tasks	2

2.	Remuneration	2

3.	Expenses / Employer car	3

4.	Pension fund	3

5	Sickness / Insurance	3

6.	Working hours / Vacations	4

7.	Duties of loyalty and confidentiality	4

8.	Intellectual property rights	5

9.	Data protection	6

10.	Non-competition	6

11.	Duration and termination	7

12.	Miscellaneous	7

13.	Applicable law	7

14.	Jurisdiction	7

1.	Function and tasks

1.1	The Employer hereby employs the Employee and the Employee accepts employment as Senior Vice President, EIMEA.

1.2

The tasks to be discharged by the Employee involve such duties as are consistent with the Employee's position. His responsibilities are specified by the Employer. The Employee's responsibilities may, at any time, be modified by the Employer to perform other assignments or assume other responsibilities. The other terms applicable to the Employee shall not be affected by such modification.

1.3	The Employee shall report to the President and Chief Executive Officer or to another person designated by the Employer.

1.4

Place of work is Zurich. The Employer reserves the right to relocate the Employee to another appropriate place of work. It is understood that the above mentioned position of the Employee includes a high level of travel activities and customer visits.

1.5

This Agreement is contingent upon the issuance of the legally required work and residence permits authorizing the Employee to work for the Employer in Switzerland. This Agreement automatically lapses if the Employee no longer has the right to work for the Employer in Switzerland.

2.	Remuneration

2.1	Salary

The Employee shall receive an annual gross base salary of 499,000 CHF (13th monthly salary included) payable in 12 equal installments, payable no later than the end of each month. Upon request of the Employee, 40% of the net base salary will be paid in EUR, applying the exchange rate on the date of payment. The Employee acknowledges and agrees to the exchange rate risk. At any time the Employee has the right to inform the Employer that he wishes to receive the whole salary in CHF. The Employer also has the right to discontinue paying in EUR and pay the whole salary in CHF. If a contractual year is shorter than the calendar year, the salary shall be paid on a pro rata basis. Any and all overtime shall be compensated by this remuneration (cf. Section 6.2 below).

2.2	Bonus payments

The Employee may receive an annual short-term incentive bonus (STIP) in accordance with the relevant valid short-term incentive guidelines for H.B. Fuller, although these may be revoked at any time. Depending on achievement of individual and/ or collective objectives the amount of the incentive payment can amount up to a maximum of 104% of the annual base salary, the target incentive payment being equal to 52% of the annual base salary. The payment may only be claimed if the employment contract is still in existence at the end of the financial year in question.

2.3	Deductions

The salary and bonus payments are gross payments. Premiums for AHV/IV/EO/ALV (old age and dependants' pension/ disability insurance / unemployment insurance / etc.) are shared by the Company and the Employee, with the employee paying 50% and the Company paying 50%. The Company shall insure the Employee against occupational accidents and non-occupational accidents. The premiums for occupational accident insurance will be paid by the Company, whilst premiums for non-occupational accident insurance will be shared by the Employee and the Company, paying 50% and 50% respectively.

2.1	Further payments

Unless otherwise expressly agreed upon in writing, the payment of any other gratuities, profit shares, premiums or other extra payments shall be on a voluntary basis, it being understood that even repeated payments without the reservation of their voluntary nature shall not create any legal claim for the Employee, either in respect to their cause or their amount, either for the past or for the future.

2.2	Repayment obligation

Should the Employee have received any payment in excess of his actual entitlement, the Employee shall, upon the Employer's first request, pay back such excessive amount to the Employer. Payments that the Employer, without being in any error, declares as voluntary, shall not be covered by this repayment obligation.

3.	Expenses

3.1

The Employer shall reimburse the Employee upon submission of appropriate vouchers for reasonable and customary business travel expenses in accordance with the applicable Employer guidelines as in force from time to time. The Employee shall submit such expense vouchers monthly.

3.2

The Employer shall pay to the Employee a monthly car allowance in the amount of 1,900 CHF gross, which will approximately cover the Employees effective costs and which is paid under the condition that the Employee maintains a private car for company use and uses such car for company purposes. The Employer shall declare the flat-rate car allowance in the salary statement.

4.	Pension fund

4.1

The Company is affiliated to a staff pension scheme which, as a minimum requirement, guarantees the Employee the benefits laid down in the Federal Act on occupational old age, dependants' and disability provisions (BVG).

4.2	The premiums for the pension scheme will be paid 60 % by the Company and 40 % by the Employee.

4.3	The annual base salary is the basis for the insured pensionable income; both the Company and the Employee share the premium payments.

5.	Sickness / Insurance

5.1

If the Employee is prevented from work due to sickness or accident, he shall inform the Employer without delay and shall at the Employer's request submit a medical certificate within three work days. The Employer shall have the right to ask for a medical certificate as from the first day of absence. In case the Employee is prevented from work for a longer period of time than stated in the medical certificate, the Employee shall so inform the Employer and shall, at the Employer's request, submit another medical certificate. The Company shall, at any time, be entitled to demand a physical exam by a medical referee.

5.2

The Employer shall, at any time, be entitled to demand a physical exam by a doctor appointed by the Employer. The Employee releases such doctor as well as his own doctor from their secrecy obligations to the extent this is required for the assessment of the Employer's rights and obligations.

5.3

The Company shall provide the Employee with a Sick Pay insurance. The premiums for this insurance shall be paid in equal halves by the Company and the Employee. Whilst the salary is being paid by the Company, payments from third parties, particularly payments from insurance schemes as defined above, shall be made to the Company or can be claimed by the Company from the Employee.

In connection with entitlements of continued payment of salary during illness, the Employee shall undertake to authorise the Company to obtain information from the relevant insurance scheme as to whether this is regarded as an ongoing illness.

Multiple causes of inability to work within the same year of service, including the compensated waiting period before the beginning of insurance coverage, will be added up.

6.	Working hours / Vacations

6.1

The standard working hours are 40 hours per week, spread over 5 days a week. Working days are from Monday through Friday. Working hours and break times are in accordance with the relevant statutory and internal company regulations governing working hours.

6.2	The Employee understands that the proper discharge of his functions will require substantial overtime and agrees to perform such work.

Any overtime is considered covered by the salary as specified above in this agreement.

6.3

The Employee is entitled to 5 weeks holiday per calendar year (25 working days). In the event of incomplete years of service, holidays are granted in accordance with the duration of the employment contract in the year of service in question. The holidays are in addition to the public holidays at the Employee's place of work.

Except at the very end of the employment, holiday entitlements are not eligible for cash compensation.

In the event of termination of the employment contract, the Company may request that any outstanding holiday entitlement should be taken during the period of notice. If the Employee is released by the Company from his obligation to work any outstanding holiday entitlements shall be regarded as being compensated during the period of release.

If the Employee has taken more holidays than entitled at the time of termination of the employment contract, the Company is entitled to recover the extra holiday pay already paid out.

7.	Duties of loyalty and confidentiality

7.1

The Employee will serve the Employer and its affiliates faithfully and to the best of the Executive's ability and will devote full working time, attention, and efforts to the business and affairs of the Employer and its affiliates. Executive will follow and comply with applicable policies and procedures adopted by the Employer and its affiliates from time to time, including without limitation policies relating to business ethics, conflict of interest, non-discrimination, confidentiality and protection of trade secrets, and insider trading. The Employee will not engage in other employment or other material business activity, except as approved in writing by the board of directors of H.B. Fuller Company. It shall not be a violation of this Agreement for the Employee to (i) serve on corporate, civic or charitable boards or committees or (ii) manage personal investments, so long as such activities do not materially interfere with the performance of the Employee's responsibilities to the Employer. The Employee hereby represents and confirms that the Employee is under no contractual or legal commitments that would prevent the Employee from fulfilling the Employee's duties and responsibilities as set forth in this Agreement.

7.2

The Employee shall during the period of employment with the Employer and at any time thereafter, keep secret any confidential information, in particular information concerning contractual arrangements, deals, transactions or any other affairs of the Employer or its affiliates as well as their respective employees, business partners and officers and will not use any such information for his own benefit or the benefit of others. This obligation shall also exist with respect to any protected data and confidential information of third parties that the Employee gets to know as an employee of the Employer.

7.3

Upon termination of this Agreement, the Employee shall return to the Employer all files and any company documents concerning the business of the Employer and its affiliates in his possession or open to his access, including all designs, customer and price lists, printed material, documents, sketches, notes, drafts as well as copies thereof, as well as any objects belonging to the Employer or to an affiliate of the Employer. Any retention right is excluded.

7.4

During the term of this Agreement as well as for a period of 24 months after the termination of this employment relationship, the Employee shall not hire or induce, attempt to induce, or in any way assist or act in concert with any other person or organization in hiring, inducing or attempting to induce any employee, agent or consultant of the Employer or any of its affiliates to terminate such employee's, agent's or consultant's relationship with the Employer or any of its affiliates. Upon each violation of his obligations under this Section 7.4, the Employee shall pay to the Employer a contractual penalty in the amount equal to the Employee's last annual base salary. Payment of the contractual penalty does not relieve the Employee from his obligations under this Section 7.4. The Employer is furthermore entitled to seek judicial enforcement of the Employee's obligations and/or to claim damages exceeding the amount of the contractual penalty.

8.	Intellectual property rights

8.1

All intellectual property rights including but not limited to patent rights, design rights, copyrights and related rights, database rights, trademark rights and chip rights as well as any rights in know how ensuing from any work performed by the Employee during the term of his employment (hereinafter the "Intellectual Property Rights"), shall exclusively and directly vest in the Employer. The Employee may not, without the Employer's written consent, disclose, multiply, use, manufacture, bring on the market or sell, lease, deliver or otherwise trade, offer on behalf of a third party, or register the results of his work.

8.2

Insofar as certain Intellectual Property Rights mentioned in Section 8.1 above should not vest in the Employer by operation of law or based on Section 8.1 above, the Employee covenants that he will transfer and, insofar as possible, hereby transfers to the Employer such rights. The Employer may however renounce such transfer or transfer back to the Employee any such Intellectual Property Rights at any time. If a transfer should not be possible under the applicable law, then the Employee shall grant to the Employer a perpetual, transferable, royalty-free license to use and exploit such Intellectual Property Rights in any way the Employer sees fit.

8.3	The Employee acknowledges that his salary includes reasonable compensation for the loss of Intellectual Property Rights.

8.4

The Employer is entitled to transfer the Intellectual Property Rights in full or in part to any third party. The Employer and such third parties are not obliged to mention the Employee as the author if they publish any computer programs or other works. They are free to make any modifications, translations and/or other adaptations and/or can refrain from making any publications.

9.	Data protection

The Employee agrees that the Employer may process personal data concerning him to the extent such data relates to his suitability for the employment or is necessary to perform the employment relationship. The Employee agrees that the Employer can transfer personal data to affiliated companies outside of Switzerland, in particular to H.B. Fuller Company in Minnesota, USA.

10.	Non-competition

In view of the fact that the Employee in the course of his employment will acquire knowledge of the Employer's trade secrets and manufacturing secrets and/or will have insight into the Employer's customer base, the Employee undertakes during the term of this Agreement as well as for a period of 24 months after the term of this Agreement.

(1) Before accepting employment with a potential employer or beginning work as a consultant or independent contractor (i) in an industry in which the Employer competes, (ii) with an entity that uses H.B. Fuller Products, or (iii) with an entity that supplies Products to the Employer or any of its affiliates, the Employee shall provide the potential employer or party engaging his services with a copy of this Agreement and shall promptly notify the Employer in writing of his intention to accept work with such party;

(2) The Employee will not directly or indirectly identify, contact, make sales calls on, make introductions to, accept business from, provide services, assistance or consulting to, with respect to any Conflicting Product, any entity or person who at any time within the two (2) year period prior to the termination of his services with the Employer (i) was a customer of the Employer or any of its affiliates with whom the Employee had direct or indirect contact; (ii) was identified as a prospective customer of the Employer or any of its affiliates by the Employee, at his direction or by another employee or contractor of the Employer or any of its affiliates; (iii) was a customer or prospective customer to whom the Employee directly or indirectly rendered assistance of any kind; or (iv) was a customer whose account the Employee supervised or serviced for the Employer or any of its affiliates;

(3) The Employee will not encourage any customer or prospective customer of the Employer or any of its affiliates to divert, terminate, limit, adversely modify, or fail to enter into any actual or potential business with the Employer or any of its affiliates;

(4) The Employee shall not make statements, publicly or otherwise, that disparage the Employer or any of its affiliates, its Products or its conduct or that are otherwise adverse to the Employer's or any of its affiliates' interests;

(5) The Employee shall not serve in any capacity with, provide services to or have any interest in, whether as an owner, employee, consultant, or otherwise, any entity, organization or person engaged in the development, production or sale of any Conflicting Product, provided that ownership by the Employee as a passive investment of less than 2% of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this paragraph.

For the purpose of this Section 10 "Conflicting Product" means any product, process, equipment, concept or service (in existence or under development) of any person or organization (other than the Employer or any of its affiliates), that resembles or competes with any product, process, equipment, concept or service (in existence or under development) of the Employer or any of its affiliates.

The Employee understands that a violation of the obligations under this Section 10 might cause serious damage to the Employer. Upon any breach of his obligations under this Section 10, the Employee shall pay to the Employer an amount equal to his last annual gross salary as a contractual penalty. The payment of the contractual penalty does not relieve the Employee from his non-compete obligations. The Employer's right to claim damages exceeding the amount of contractual penalty is expressly reserved. Furthermore, the Employer shall in any event be entitled to seek judicial enforcement of the Employee's obligations.

11.	Duration and termination

11.1

This Agreement shall be effective as of January 1, 2018 and last for an indefinite period of time. To calculate the Employee's seniority September 14, 2015 shall be his start date of employment with H.B. Fuller. This Agreement shall, however, with effect as of December 31, 2017 and without any termination payment being due, terminate the employment relationship with H.B. Fuller Benelux B.V., in particular the employment agreement dated September 30/October 10, 2015. To that effect the Employee agrees with the termination of his employment relationship with H.B. Fuller Belelux B.V., effective December 31, 2017.

11.2	This Agreement may be terminated by either party by respecting a notice period of six months to the end of a calendar month.

11.3	This Agreement terminates without notice at the end of the month on which the Employee reaches the ordinary retirement age.

11.4

The Employer has at any time the right to relieve the Employee from his obligation to work at full pay, provided however that any income that the Employee receives from any activity during such release period shall be deducted. The Employee shall compensate any [overtime and/or] vacations during such release period and shall not engage in any competing activity.

12.	Miscellaneous

12.1

This Agreement replaces all prior understandings and/or contracts between the parties. For the avoidance of doubt, this Agreement shall not affect in any way any agreement which the Employee might have entered into with any affiliate of the Employer, in particular H.B. Fuller Company unless the respective parties to that agreement have agreed differently,

12.2	Amendments and additions to this Agreement including this clause must be in writing to be effective. This form requirement does not apply to the notice of termination which does not require a particular form.

12.3

Should one or several provisions of this Agreement prove invalid, in part or in whole, such invalid provision(s) shall not affect the validity of the other provisions in this Agreement. The invalid provision(s) shall be replaced by such valid provision(s) that best meet(s) the parties' intention when agreeing on the invalid provision(s).

12.4

The Employee is obliged to notify the Employer in writing without delay in the event of a change of personal address. All statements, which the Employer sends to the Employee at the last notified address, shall be regarded as having been delivered.

13.	Applicable law

This Agreement shall be governed by Swiss law.

14.	Jurisdiction

All disputes arising out of or in connection with this Agreement, including any disputes regarding its validity or its termination as well as regarding the validity of this jurisdiction clause, shall be decided by the courts at the domicile or seat of the respondent or at the place where the Employee usually performs his work.

Date: December 7, 2017
Date: December 21, 2017
Place: Minnesota, USA
Place: Zurich
The Employer
The Employee

/s/ Patrick M. Kivits	/s/ John Corkrean

Patrick M. Kivits	John Corkrean

The undersigned H.B. Fuller Benelux B.V. herewith accepts the Employee's resignation with effect as of December 31, 2017 and agrees to the termination of the employment relationship as provided for in section 11.1:

Date: December 7, 2017

Place: Minnesota, USA

/s/ Bob Martsching

Bob Martsching

H.B. Fuller Benelux B.V.